Exhibit 8.1
List of Significant Subsidiaries:

	Percent of
Name	ownership	Registered office	Activity
Italsofa Nordeste S.A.	100.00	Bahia, Brazil	(1)
Italsofa Shanghai Ltd.	95.50	Shanghai, China	(1)
Softaly Shanghai Ltd.	100.00	Shanghai, China	(1)
Natuzzi China Ltd.	100.00	Shanghai, China	(1)
Italsofa Romania	100.00	Baia Mare, Romania	(1)
Natco S.p.A.	99.99	Bari, Italy	(2)
I.M.P.E. S.p.A.	90.83	Qualiano, Italy	(3)
Natuzzi Trading Shanghai Ltd.	100.00	Shanghai, China	(4)
Natuzzi Oceania Ltd.	100.00	Sidney, Australia	(4)
Nacon S.p.A.	100.00	Bari, Italy	(4)
Lagene S.r.l.	100.00	Bari, Italy	(4)
Natuzzi Americas Inc.	100.00	High Point, NC, USA	(4)
Natuzzi Iberica S.A.	100.00	Madrid, Spain	(4)
Natuzzi Switzerland AG	100.00	Kaltbrunn, Switzerland	(4)
Natuzzi Nordic	100.00	Copenaghen, Denmark	(4)
Natuzzi Benelux S.A.	100.00	Geel, Belgium	(4)
Natuzzi Germany Gmbh	100.00	Dusseldorf, Germany	(4)
Natuzzi Sweden AB	100.00	Stockholm, Sweden	(4)
Natuzzi Japan KK	100.00	Tokyo, Japan	(4)
Natuzzi Services Limited	100.00	London, UK	(4)
OOO Natuzzi Russia	100.00	Moscow, Russia	(4)
Italholding S.r.l.	100.00	Bari, Italy	(5)
Natuzzi Netherlands Holding	100.00	Amsterdam, Holland	(5)
Natuzzi Trade Service S.r.l.	100.00	Bari, Italy	(6)
Natuzzi United Kingdom Limited	100.00	London, UK	(7)
Kingdom of Leather Limited	100.00	London, UK	(7)
La Galleria Limited	100.00	London, UK	(7)

(1)	Manufacture and distribution

(2)	Inftragroup leather dyeing and finishing

(3)	Production and distribution of polyurethane foam

(4)	Distribution

(5)	Investment holding

(6)	Transportation services

(7)	Dormant